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                                                                    EXHIBIT 23.3

                        INDEPENDENT ACCOUNTANTS' CONSENT

To the Board of Directors
Wireless Ventures of Brazil, Inc.

     We consent to the use of our report dated May 31, 1996, except for footnote 15 which is as of June 14, 1996, relating to the consolidated balance sheets of Wireless Ventures of Brazil, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, included herein and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                          KPMG PEAT MARWICK LLP

Washington, D.C.
December 2, 1996